EXHIBIT 10.25

February 18, 2011

By E-mail and US mail-certified:
Ben Porterfield
PO Box 112527
Anchorage, AK 99511

Re: Porterfield Lease, as amended – Request for extension to complete delivery of shares

Dear Ben:

      As we have discussed, Terra Mining Corporation (“Terra”) has been in the process of completing a reverse merger with West Mountain Index Advisor, Inc. We had anticipated that merger would close Friday, February, 18, 2011, but the banking holiday weekend has now delayed the expected close date until February 22, 2011, a week before our payment of US $50,000 and our tender of 500,000 shares is due under B.2.(a)(ii) on page 3 of our recent amendment to the Porterfield Lease dated January 7, 2011 (“Amendment”).

     You will receive our payment of the $50,000 on or before the due date of March 1, 2011, and we still expect to be able to advise you that we have closed our merger on or before March 1, 2011.  However, we may require an additional period of time to complete the delivery of the shares.  We are currently in the process of coordinating with the transfer agent to expedite delivery upon closing, but until closing occurs we cannot guaranty a specific delivery date.  Therefore, we ask for your agreement in extending the Amendment’s B.2(a)(ii) due date until April 1, 2011 to allow sufficient time for delivery of the shares from our transfer agent.

     Please sign your agreement to this extension of time below and return to me by e-mail at your earliest opportunity.  Don’t hesitate to contact me if you have any questions.

Yours very truly,

/s/ Gregory Schifrin
Gregory Schifrin, President
Terra Gold Corporation

cc: J. P. Tangen, Esq.

 I, Ben Porterfield, hereby allow Terra Gold Corporation until April 1, 2011 to complete the delivery of 500,000 shares of stock in the publicly traded affiliate of Terra Gold Corporation.

/s/ Ben Porterfield
/s/ Ben Porterfield